Exhibit 99.1

THE BANK OF N.T. BUTTERFIELD & SON LIMITED

STOCK OPTION PLAN

1.                   PURPOSE

The purpose of The Bank of N.T. Butterfield & Son Limited Stock Option Plan is to provide Directors and selected employees of the Bank and certain Subsidiaries of the Bank compensation opportunities that are compatible with shareholder interests, that will encourage share ownership and that will enhance the Bank’s ability to retain key personnel and reward significant performance achievements.

2.                   DEFINITIONS

The following terms, when used in the Plan, shall have the respective meanings set forth below, unless the context specifically requires otherwise:

(a)         Agreement:  The written agreement between the Bank and each Optionee governing each Grant, as described in Section 5(b) hereof.

(b)         Approved Date:  22 June, 1998 on which date the Plan was approved by the Board.  (NOTE:- the issue of Stock Options was approved by Shareholders on 29 October, 1997).

(c)          Bank:  The Bank of N.T. Butterfield & Son Limited.

(d)         Board:  The Board of Directors of the Bank.

(e)          Committee:  The Human Resources Committee of the Board or such other Committee or persons designated by the Board for the purpose of administering the Plan.

(f)           Director:  Any person serving as a member of the Board of the Bank.

(g)          Exercise Price:  The exercise price of an Option is determined in accordance with Section 7 hereof.

(h)         Expiry Date:  With respect to each Option granted, a fixed date upon which the Option and all rights to exercise same will expire and terminate.

(i)             Grant:  A grant of an Option as determined from time to time in accordance with the Plan.

(j)            Option:  An option to purchase Shares granted under the Plan.

(k)         Optionee:  A person who has been granted an Option under the Plan.

(l)             Plan:  The Bank of N.T. Butterfield & Son Limited Stock Option Plan as set out herein, as amended from time to time.

(m)     Rules:  Rules and regulations established by the Board with respect to the implementation and administration of the Plan.

(o)         Shares:  The ordinary shares in the capital of the Bank.

(p)         Subsidiary:  For the purpose of the Plan, any entity in which the Bank has ownership of a majority of the equity.

(q)         BSX:  The Bermuda Stock Exchange.

3.                   ADMINISTRATION

(a)         The Plan shall be administered by the Board.  The Board may make and may from time to time amend such Rules and provisions for the implementation and administration of the Plan as it shall deem appropriate

(b)         The interpretation and construction by the Board of any provisions of the Plan, any Rules, resolutions related to the Plan and/or Rules, and of the Options granted thereunder shall be final and conclusive and shall be applicable with respect to and binding upon all persons having any interest thereunder.

(c)          The Board shall, in its discretion, determine, or designate a method to determine which employees shall be granted Options and the terms and conditions of Options.  The judgment of the Board in the designation of Optionees and the extent of their Grant shall be final and conclusive.

(d)         The Board shall make such Rules and establish such terms, conditions and limitations with respect to the grant or exercise of Options including, without limitation, determining the number of Options to be granted from time to time, the employees to be eligible and otherwise, as may be necessary or desirable in order to ensure the Plan achieves its objectives in compliance with all laws applicable.  In particular, without limiting the foregoing, the Board may make such Rules and establish such terms, conditions and limitations in relation to the Grant to any employee who is not a resident of Bermuda as it determines to be necessary or advisable having regard to any securities, tax or other laws, regulations or other regulatory provisions which may be applicable to the

Bank, to any Subsidiary, or to such employee in connection with the Grant of an Option or the Shares to be delivered upon the exercise thereof.

(e)          The Board may appoint the Chief Executive Officer and/or the Senior Vice-President, Human Resources, to act on its behalf and in accordance with its determinations and Rules to administer the Plan and implement its decisions.

(f)           The Board may appoint the Committee to act on its behalf to administer the Plan and from time to time amend such Rules and provisions for the implementation and administration of the Plan as the Committee shall deem appropriate.

(g)          The Bank shall pay all costs of administering the Plan.

4.                   ELIGIBILITY

Selected employees of the Bank and its Subsidiaries of the Bank are eligible to be granted Options.  The Board shall, in its sole discretion, establish Rules or procedures to select those persons to receive a Grant from time to time and the number of Options included in any Grant.

5.                   GRANT OF OPTIONS

(a)         The Board from time to time may grant Options to eligible persons as and in the manner as it shall determine.  Each grant shall be subject to the terms and conditions contained herein and may be subject to additional terms and conditions (not inconsistent herewith) determined by the Board from time to time, including, without limiting the generality of the foregoing, terms and conditions such as a vesting period or periods of time during which all or part of the Option is not exercisable, events resulting in early expiry of the Options and/or securities resale restrictions.

(b)         Each Grant shall be evidenced by a written agreement between the Bank and the Optionee.  Such agreements shall contain such provisions as are required by and in accordance with the Plan and any other provisions (not inconsistent with the Plan) as the Board in its discretion may prescribe.

6.                   NUMBER OF SHARES SUBJECT TO OPTION

The total number of Shares which may be issued pursuant to exercise of Options which may be granted under the Plan shall be five hundred thousand (500,000) Shares subject to adjustments as provided in Section 12 hereof.  These Shares may be authorized but unissued Shares available for delivery to the Optionee upon exercise of an Option and/or may be Shares reserved in trust for the purposes of past or future grants of Options or related to an Option previously granted to the extent that the Option, or a portion thereof, has expired, been forfeited or terminated or been cancelled for any reason without having been exercised in full.  In addition to the five hundred thousand (500,000) authorised but unissued shares the Board may authorise, from time to time, the purchase, by the Bank of Butterfield Stock Option Plan Trust, of any number of issued shares to be held in trust for the purposes of past or future grants of Options.  Such grants will be subject to the same rules and conditions as those made from authorised but unissued shares.

7.                   EXERCISE PRICE

The purchase price for Shares under each Option granted shall be authorised by the Board prior to the time of grant and shall be not less than the average of the mid prices between the closing bid and asked prices of Bank shares on the five BSX trading days immediately prior to the effective date of the Grant provided that if the mid price cannot be determined in respect of any trading day owing to the absence of either a closing bid or closing asked price, or where the spread between the closing bid and closing asked price in any trading day exceeds three percent of the closing bid price, the last trade may be substituted for a mid price, failing which the closing bid, failing which the closing offer, except that if Shares for which Options are granted have been purchased in advance by Bank of Butterfield Stock Option Plan Trust the Board may authorise a recommendation from the Chief Executive Officer that the purchase price for Shares under Options granted shall be not less than the average purchase price of the Shares purchased by Bank of Butterfield Stock Option Plan.

8.                   NON-ASSIGNABILITY

Each Option is non-assignable and non-transferable and, except in the case of the Optionee’s death or appointment of a legal representative for an Optionee who becomes incapable, shall be exercisable only by the Optionee.  The Option and any rights thereunder shall not be transferable otherwise than by will and the laws of succession and shall not be subject to attachment, execution or other similar process; provided, however, that to the extent permitted by applicable law, with respect to any Option, the Board may establish procedures pursuant to which the Optionee may designate a beneficiary.  In the event of any attempt by the Optionee to alienate, assign, pledge, hypothecate or otherwise dispose of an Option or of any right under the Plan, except as herein provided, or in the event of any levy or attachment, execution or similar process upon any rights or interest conferred pursuant to the Plan, the Board may terminate the Option by notice to the Optionee and the Option shall thereupon be cancelled.

9.                   EXERCISE PERIOD

(a)         The Expiry Date shall be determined by the Board with respect to each Option at the time of the Grant and such Expiry Date shall not be later than the tenth anniversary of the date of the grant of the Option.

(b)         At the time of the Grant, the Board may determine dates only after which Options may be exercised in whole or in part; provided, however, that no Option may be exercised after its Expiry Date.  The Board may amend an Option to accelerate the date after which such Option may be exercised in whole or in part.

10.            TERMINATION/SUSPENSION OF OPTIONS

(a)         Death of Optionee:  In the event of death of an Optionee, the Option will be immediately fully vested and exercisable and will be only exercisable by the Optionee’s legal representative, or designated beneficiary, as the case may be, during the period as fixed by the Board at the time of the Grant, which period shall not exceed one year from the date of death.  At the end of said period, the Option will expire and terminate and all unexercised rights will be forfeited; and provided, however, that in no event will the Option be exercisable after the Expiry Date.

(b)         Permanent Disability, Retirement:  In the event of the permanent disability or retirement of the Optionee at normal retirement date (as determined in accordance with the applicable policies of the Bank or its Subsidiary), the option will immediately be fully vested and exercisable and will only be exercisable during the period thereafter as fixed by the Board at the time of the Grant, which period shall not exceed five years from the date of disability or retirement.  At the end of the said period the Option will expire and terminate and all unexercised rights will be forfeited; and provided, however, that in no event will the Option be exercisable after the Expiry Date.

(c)          Termination of Employment Without Cause:  In the event that the employment of the Optionee is terminated by the Bank or its Subsidiary without cause, which event shall include the failure of the Bank or its Subsidiary for any reason to obtain the renewal of immigration or similar legal permissions required for the continued employment of the Optionee, unless otherwise determined by the Board as hereinafter provided, any unvested portion of the Option will immediately expire and terminate and any vested portion of the Option will only remain exercisable during the period after such termination, if any, as fixed by the Board at the time of the Grant, which period shall not exceed one year from the date of such termination.  At the end of said period the Option will expire and terminate and all unexercised rights will be forfeited; provided, however, that in no event will the Option be exercisable after the Expiry Date.  Notwithstanding the foregoing, it is further provided that in the event described in this paragraph 10(c), the Board may, in its sole and absolute discretion, amend the Option to accelerate or permit the vesting of all or part of the Option and/or extend the period during which the Option will remain exercisable to a period not exceeding three years from the date of such termination; provided, however, that in no event will the Option be exercisable after the Expiry Date.

(d)         Other Termination of Employment, including Resignation:  In the event that the employment of the Optionee is terminated by the Bank or its Subsidiary, for cause or as a result of the Optionee’s resignation or as a result of the cancellation of immigration or similar legal permissions required for the continued employment of the Optionee which cancellation was caused by the conduct of the Optionee which reflected or could have reflected adversely on the reputation of the Bank or its Subsidiary, and unvested portion of the Option will immediately expire and terminate and any vested portion of the Option will only remain exercisable during the period after such termination as fixed by the Board at the time of the Grant, which period shall not exceed three months from the date of such termination.  At the end of said period the Option will expire and terminate and all unexercised rights will be forfeited; provided, however, that in no event will the Option be exercisable after the Expiry Date.

(e)          Leave of Absence:  In the event that the Optionee commences an approved leave of absence (as determined in accordance with the applicable policies of the Bank or its Subsidiary), the Options which are at that date fully vested and exercisable will continue to be so in accordance with their terms during the duration of the leave.  Any Options or portion thereof which are unvested or unexercisable at the commencement of such leave will be suspended during the duration of the leave, so that the dates upon which such Options will vest and become exercisable will be extended by a period of time equal to the duration of the leave; provided, however, that in no event will any Option be exercisable on a date which is later than the tenth anniversary of the date of the original grant of the Option.  Any termination of employment during an approved leave of absence will be dealt with in accordance with the applicable provision of this Section 10 and, for purposes of such provisions, the suspension of the Options shall cease on the effective date of such termination and Options may become exercisable as provided in the applicable provision.

11.            CHANGE IN CONTROL

Notwithstanding any provision of the Plan to the contrary, in the event that a Change in Control (as defined below)  of the Bank shall occur, the following provisions may be applicable, at the option of the Board:

(a)         Upon the occurrence of a Change in Control, all Options not vested or exercisable at the date of such occurrence shall, immediately and without notice to Optionees, be fully vested and exercisable in full.

(b)         Upon the exercise of any Option following the occurrence of a Change in Control, certificates for Shares issued or to be delivered pursuant to such exercise shall be delivered directly to the Optionee exercising the Option and registered in the name of the Optionee, subject to any arrangements to the contrary required with respect to any loans made by the Optionee from the Bank in connection with such exercise.

(c)          For purposes of this Section, “Change in Control” shall mean and occur when (A) twenty percent or more of the value of the assets (which value shall be determined as of the date of the audited financial statements of the Bank most recently published prior to the date of transfer) or of the Shares of the Bank are about to be transferred or have been transferred because of any taking, seizure, or defeasance as a result of, or in connection with (i) nationalization, expropriation, confiscation, coercion force or duress or other similar action or (ii) the imposition of a confiscatory tax, assessment or other governmental charge or levy; or (B) any person or body acquires or seeks to acquire ownership of twenty percent or more of the Shares of the Bank.

12.            ADJUSTMENTS

(a)         Appropriate adjustments shall be made by the Board, with respect to Options granted or to be granted, in the number of Shares subject to the Option and/or in the Exercise Price of the Option in order to adjust for the effect of subdivision or consolidation of the Shares, payment of dividends in stock (other than dividends in the ordinary course), reclassification or conversion of the Shares, recapitalization, reorganization, or any other event which, in the judgment of the Board necessitates action by way of adjustment to the terms of the outstanding Options.

(b)         Subject to regulatory compliance the judgment of the Board with respect to any such adjustments shall be conclusive and binding upon each Optionee and the Optionee shall accept, at the time of exercise of the Option, such lesser or greater number of Shares or other securities as shall result from the adjustment.

(c)          No fractional Shares may be issued or transferred under the Plan.

13.            EXERCISE OF OPTIONS

(a)         The Shares to be purchased upon each exercise of any Option shall be paid for in full at the time of exercise.

(b)         The obligation of the Bank to deliver Shares for Options exercised under the Plan shall be subject to all applicable laws, regulations, rules, orders, approvals and regulatory provisions which shall then be in effect and required by regulatory authorities, including any stock exchanges on which the Shares are traded.  Without limiting the generality of the foregoing, the Bank shall not, upon the exercise of any Option, be required to issue or deliver any Shares prior to (i) the admission of such Shares to listing on any stock exchanges on which the Shares may then be listed, and (ii) the completion of such reporting, registration or other qualification of such Shares under any law, rule, or regulation as the Board shall determine to be necessary or advisable.

(c)          The Bank may require an Optionee to pay to the Bank the amount that the Bank deems necessary to satisfy its obligation, if any, to withhold national, federal, provincial, state or local income or other taxes, stamp duties or levies arising in respect of the grant of Options or their exercise.  Such amount must be paid to the Bank, prior to which there will be withholding by the Bank of Shares which would otherwise be delivered upon the exercise of an Option, and which, following notice to the Optionee, may be sold, the proceeds of which may be used to satisfy the payment of such amount.

(d)         In exercising any Option, the Optionee shall be obliged to comply with all insider trading, reporting, resale restriction and other regulatory or Bank policy requirements as may be applicable thereto and to the securities acquired pursuant thereto.

14.            AMENDMENT AND TERMINATION OF PLAN

The Board may at any time, or from time to time, suspend or terminate the Plan in whole or in part and may amend it in such respects as the Board may deem appropriate, subject to applicable laws, regulations, rules, by-laws or policies of applicable stock exchanges and other regulatory authorities; provided, however, that no amendment, suspension or termination of the Plan shall without the Optionee’s consent, impair any of the rights or obligations under any Option previously granted, except as may be permitted by the provisions of Sections 11, 12, and 16 hereof.

15.            RIGHTS NOT CONFERRED

(a)         An Optionee shall not have any rights as a shareholder in respect of any Share issuable subject to an Option granted, unless and until and except to the extent that such Share has been issued and delivered upon the proper exercise of the Option.

(b)         The Plan and any Options granted thereunder shall not be construed to confer any right to employment.  The right of the Bank or its Subsidiary to terminate at will (whether by dismissal, discharge or otherwise) any Optionee’s employment with it at any time pursuant to the relevant contract of employment, if any, is specifically reserved.

16.            APPROVAL/EFFECTIVE DATE

The Plan shall become effective on the date when it has been adopted by the Board (“the Effective Date”).  Any Options granted prior to any required regulatory approval shall be conditional upon such approval and no such Option may be exercised unless and until such approval is given.

17.            GOVERNING LAW

The Plan and each Option agreement thereunder shall be construed in accordance with the laws applicable in Bermuda and the parties shall agree that they shall submit to the exclusive jurisdiction of the Courts of Bermuda or any successors thereto with respect to any and all actions brought in relation thereto.